UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2015

COPART, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23255	94-2867490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14185 Dallas Parkway, Suite 300

Dallas, Texas 75254

(Address of principal executive offices)(Zip Code)

(972) 391-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

The following disclosure updates the disclosures contained in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2015 relating to a sales tax audit being conducted by the Georgia Department of Revenue:

Georgia Sales Tax Audit

The Georgia Department of Revenue, or DOR, has conducted a sales and use tax audit of our operations in Georgia for the period from January 1, 2007 through June 30, 2011. As a result of their initial audit procedures, the DOR issued a notice of proposed assessment for uncollected sales taxes in which it asserted that we failed to collect and remit sales taxes totaling $73.8 million, including penalties and interest. In issuing the notice of proposed assessment, the DOR stated its policy position that sales for resale to non-U.S. registered resellers are subject to Georgia sales and use tax.

Subsequently, we engaged a Georgia law firm and outside tax advisors to review the conduct of our business operations in Georgia, the notice of proposed assessment, and the DOR’s policy position. In particular, our outside legal counsel provided us an opinion that the sales for resale to non-U.S. registered resellers should not be subject to Georgia sales and use tax. In rendering its opinion, our counsel noted that non-U.S. registered resellers are unable to comply strictly with technical requirements for a Georgia certificate of exemption but concluded that our sales for resale to non-U.S. registered resellers should not be subject to Georgia sales and use tax notwithstanding this technical inability to comply.

Following our receipt of the notice of proposed assessment, our counsel and we engaged in active discussions with the DOR to resolve these claims. The DOR continued their audit procedures and provided a revised estimate reducing the total sales tax liability to approximately $15.4 million before interest and any penalties. On June 5, 2015, following our most recent discussions, the DOR reduced their estimate of our sales tax liability to approximately $2.7 million before interest and any penalties. In connection with providing these reduced estimates, however, the DOR did not amend its proposed assessment to reflect any reduction in the estimated sales tax liability.

On June 22, 2015, representatives of the DOR and the Office of the Attorney General for the State of Georgia informed our counsel that the DOR intended to issue a formal notice of assessment for an estimated $100 million, which is based on the DOR’s original proposed assessment of $73.8 million plus additional accumulated interest. We currently expect the formal notice of assessment to be issued in July 2015 but cannot provide any assurances as to when or if such a notice of assessment will be issued. We intend to appeal any notice of assessment from the DOR promptly to the Georgia Tax Tribunal.

Based on the opinion from our outside law firm, advice from our outside tax advisors, and our best estimate of a probable outcome, we believe that we have adequately provided for the payment of any assessment in our consolidated financial statements. We believe we have strong defenses to the DOR’s notice of assessment, if issued, and intend to defend this matter. There can be no assurance that this matter will be resolved in our favor, however, or that we will not ultimately be required to make a substantial payment to the Georgia DOR. We understand that Georgia law and DOR regulations are ambiguous on many of the points at issue in the audit, and litigating and defending the matter in Georgia could be expensive and time-consuming and result in substantial management distraction.

Cautionary Note About Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of applicable federal securities laws, including with respect to the timing and effects of the currently anticipated issuance to Copart, Inc. of a notice of assessment by the Georgia Department of Revenue and our current intention to appeal any such notice of assessment to the Georgia Tax Tribunal. These statements are based on current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. There can be no assurances that any notice of assessment, if issued, will be resolved in our favor or that we will not be required to make a substantial payment to the Georgia Department of Revenue, which could have a material adverse effect on our operating results and financial condition. Even if the matter is favorably resolved, it could require us to incur substantial legal expenses, which would adversely affect our operating results, and could result in substantial management distraction. Additional risks and uncertainties affecting Copart and its business, operating results, and financial condition are disclosed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended July 31, 2014, in its subsequent Quarterly Reports on Form 10-Q, and in its other filings with the Securities and Exchange Commission. Investors are cautioned to review these risks carefully.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPART, INC.

By:	/s/ Paul A. Styer
Paul A. Styer Senior Vice President, General Counsel, and Secretary

Date: June 24, 2015